Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-254520 on Form S-8 of The Duckhorn Portfolio, Inc. of our report dated March 14, 2024, relating to the combined financial statements of Sonoma-Cutrer Vineyards as of and for the year ended April 30, 2023 appearing in this Current Report on Form 8-K of The Duckhorn Portfolio, Inc.

/s/ Ernst & Young LLP

Louisville, Kentucky
April 30, 2024